Exhibit 99.1


 FOR IMMEDIATE RELEASE


 For Information, Contact:

                   Carolyn R. Faulkner, Vice President,
                   Chief Financial Officer and Treasurer
                   Designs, Inc.
                   (781) 444-7222

                   Shareholder Information Line
                   1-888-DESI-333


 (Needham, MA, December 11, 1998) -- Designs, Inc. (NASDAQ: DESI), operator of outlet and specialty retail apparel stores, today announced its Board of Directors has formed a committee of independent outside directors to consider the Company's strategic alternatives, including a possible sale of the Company, with a view towards maximizing stockholder value in the near term. The Company has retained Shields & Company, Inc. in this regard.

 The Company said that although it believes its current operating strategy is sound, the difficult operating environment coupled with the anticipated time frame for realizing the benefits of its operating strategy are such that the Board has determined that seeking to maximize value in the near term is in the best interest of stockholders.

 The Company also announced that its Board has determined to oppose the consent solicitation initiated by Jewelcor Management, Inc. and its controlling shareholder, Seymour Holtzman. The Company said that a change in the composition of the Board at this time is not in the best interests of stockholders because it would interfere with the Company's consideration of strategic alternatives and the implementation of any such alternatives and could adversely affect the Company's relationship with Levi Strauss & Co. The Company also said that the operating strategy articulated by Mr. Holtzman in his preliminary consent solicitation materials substantially mirrors the Company's existing strategy, which has already been in place for some time and which the Company has already made substantial progress towards implementing.

 The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the strategic direction and its effect on the Company's financial results. Actual results and strategic direction may differ from current estimates and assumptions. For more information, refer to the Company's prior SEC filings for a discussion of factors that affect the Company's forward-looking statements.

 Designs, Inc. operates 130 stores in five retail formats. These stores are located in enclosed regional shopping malls, urban locations and outlet parks throughout the eastern United States.

                            *   *   *   *   *

 Designs, Inc. ("Designs") and certain other persons named below may be deemed to be participants in the solicitation of consents (the "Solicitation") in opposition to the consent solicitation by Seymour H. Holtzman and certain companies controlled by him for the purpose of, among other things, removing the current members of the Board of Directors of

 Designs and electing a new slate of directors. The participants in the Solicitation may include the following directors of Designs: Stanley I. Berger, Joel H. Reichman, James G. Groninger, Bernard M. Manuel, Melvin I. Shapiro and Peter L. Thigpen; the following executive officers of Designs:
 Joel H. Reichman, Scott N. Semel and Carolyn R. Faulkner; and the following officer of Designs: Anthony E. Hubbard, the Company's Vice President and Deputy General Counsel (collectively, the "Designs Participants"). As of the date of this communication, Stanley I. Berger, Joel H. Reichman, Scott
 N. Semel, Carolyn R. Faulkner, James G. Groninger, Melvin I. Shapiro, Bernard M. Manuel, Peter L. Thigpen and Anthony E. Hubbard beneficially owned 1,198,403, 349,121, 267,203, 55,333, 50,901, 63,003, 29,601 and 9,900
 shares of Designs common stock, respectively (including shares subject to stock options exercisable within 60 days).

 Designs has retained Shields & Company, Inc. (the "Financial Advisor") to act as its financial advisor in connection with the Solicitation for which it may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Designs has agreed to indemnify the Financial Advisor and certain persons related to it against certain liabilities arising out of their engagement. The Financial Advisor is an investment banking and advisory firm that provides a range of financial services for institutional and individual clients. The Financial Advisor does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the Solicitation, or that Schedule 14A requires the disclosure of certain information concerning the Financial Advisor. In connection with the Financial Advisor's role as financial advisor to Designs, the Financial Advisor and the following investment banking employees of the Financial Advisor may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Designs: Thomas J. Shields and Jeffrey C. Bloomberg. None of the Financial Advisor, Thomas J. Shields or Jeffrey C. Bloomberg beneficially own any of Designs' outstanding equity securities.